UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities and Exchange Act of 1934
Date of Report (date of earliest event reported): January 31, 2008
clickNsettle.com, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-21419	23-2753988

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
4400 Biscayne Boulevard
Suite 950
Miami, Florida 33137

(Address of principal executive office)
Registrant’s telephone number, including area code: (305) 573-4112
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On December 19, 2007, clickNsettle.com, Inc. (the “Company”) entered into a Stock Purchase Agreement (the “Agreement”) with the purchasers identified on Exhibit A thereto (the “Purchasers”). Pursuant to the Agreement, the Company will, subject to stockholder approval, implement a one-for-ten reverse stock split, increase its authorized capital stock to 800 million shares of capital stock, consisting of 750 million shares of common stock, $0.001 par value, of the Company and 50 million shares of preferred stock, $0.001 par value, of the Company, and sell to the Purchasers an aggregate number of unregistered shares equal to 51% of the post-reverse split outstanding shares of the common stock of the Company on a fully diluted basis (the “Shares”). The purchase price for the sale of the Shares will be an amount equal to net cash and cash equivalents of the Company on the Closing Date, after deducting any and all liabilities and costs existing as of the Closing Date, including costs and expenses of this transaction. The Company expects that the Closing Date will occur during the first quarter of 2008.
     On January 31, 2008, the Company and the Purchasers entered into a First Amendment to the Agreement (the “Amendment”) that extended the date by which the Company must obtain stockholder approval of certain proposals contained in the Agreement from December 31, 2007 to January 31, 2008.
     The descriptions of the Agreement and the Amendment in this report are summaries that do not purport to be complete and are qualified in their entirety by reference to the Agreement and the Amendment which are filed as exhibits hereto and incorporated herein by this reference.
Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
     On January 31, 2008, the Board of Directors (the “Board”) of the Company, in accordance with the Delaware General Corporation Law, unanimously adopted the Amended and Restated Bylaws of the Company. The Amended and Restated Bylaws became effective immediately upon their adoption by the Board. A description of the changes to the Bylaws is provided below.
     The Board amended and restated in its entirety the title of the Company’s Bylaws to read “Amended and Restated Bylaws of clickNsettle.com, Inc.” Previously, the title of the Company’s Bylaws read “By-laws of NAM Corporation.”
     Additionally, the Board amended and restated the provision of Article I, Section 6 of the Bylaws that required that any corporate action other than the election of Directors be authorized by a majority of the votes cast at a meeting of stockholders, in order to conform with Article II, Section 1 of the Bylaws, which states that the business, property, and affairs of the Company will be managed by or under the direction of the Board.
     The Board amended and restated Article II, Section 1 of the Bylaws so that the number of Directors of the Company shall be fixed from time to time by resolution of the Board. Previously, the number of Directors was fixed at six Directors, provided, however, that the Board, by resolution adopted by a vote of a majority of the then authorized number of Directors, was authorized to increase or decrease the number of Directors.
     Lastly, the Board amended and restated Sections 1, 2 and 7 of Article IV of the Bylaws to permit the Company to issue both certificated and uncertificated shares of stock.
     The description of the changes to the Bylaws in this report is a summary that does not purport to be complete and is qualified in its entirety by reference to the Bylaws which are filed as an exhibit hereto and incorporated herein by this reference.

Item 9.01. Financial Statements and Exhibits.
     (d) The following exhibits are furnished herewith:

Exhibit No.	Description
3.1	Amended and Restated Bylaws of clickNsettle.com, Inc.

10.1	Stock Purchase Agreement dated December 19, 2007 (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by the Company on December 21, 2007).

10.2	First Amendment to Stock Purchase Agreement dated January 31, 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

clickNsettle.com, Inc.
Date: February 1, 2008	By:	/s/ Glenn L. Halpryn
		Name:	Glenn L. Halpryn
		Title:	Chief Executive Officer and President